EXHIBIT 23.2

October 2, 2006

Board of Directors
Signature Leisure, Inc.
100 Candace Drive, Suite 100
Maitland, Florida 32751

Dear Sirs:

With regard to the Registration Statement on Form SB-2, we consent to the incorporation of our report dated March 24, 2006 relating to the balance sheet of Signature Leisure, Inc. as of December 31, 2005, and the related statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2005 and 2004.

We also consent to the use of our name in the section of the filing entitled “Experts”.

/s/ Cordovano and Honeck LLP

Cordovano and Honeck LLP
Certified Public Accountants
Englewood, Colorado